Exhibit 16.1

July 27, 2023

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read AEON Biopharma, Inc. (formerly known as PriveTerra Acquisition Corp) statements included under Item 4.01 of its Form 8-K dated July 27, 2023. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on July 21, 2023. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York